Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

The following is the unaudited pro forma condensed combined financial information for Richmond Mutual Bancorporation, Inc. (“Richmond Mutual”) and The Farmers Bancorp, Frankfort, Indiana (“Farmers Bancorp”), giving effect to the merger of Farmers Bancorp with and into Richmond Mutual. The unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2026 gives effect to the merger as if it occurred on that date. The unaudited pro forma condensed combined consolidated statements of income for the three months ended March 31, 2026 and the year ended December 31, 2025 give effect to the merger as if it occurred on January 1, 2025. The actual completion date of the merger was July 1, 2026.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America (“GAAP”). Richmond Mutual is the acquirer for accounting purposes. Certain immaterial reclassifications have been made to the historical financial statements of Farmers Bancorp to conform to the presentation in Richmond Mutual’s financial statements. The historical financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger.

The unaudited pro forma condensed information is based on assumptions and adjustments that are described in the accompanying combined financial notes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only. The adjustments included in these unaudited pro forma condensed combined financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. In addition, the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment. The unaudited pro forma condensed combined balance sheet has also been adjusted to reflect the preliminary allocation of the estimated purchase price to net assets acquired. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

The final allocation of the purchase price will be determined after completion of thorough analyses to determine the fair value of Farmers Bancorp’s tangible and identifiable intangible assets and liabilities as of the July 1, 2026 acquisition date. Increases or decreases in the estimated fair values of the net assets of Farmers Bancorp as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and may impact the statements of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Farmers Bancorp’s shareholders’ equity, including results of operations through the date the merger was completed, may also change the purchase price allocation, which may include the recording of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The unaudited pro forma condensed combined financial statements should be read together with:

•	The accompanying notes to the unaudited pro forma condensed combined financial statements;

•	Richmond Mutual’s unaudited historical consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2026 and 2025, included in Richmond Mutual’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026;

•	Richmond Mutual’s audited historical consolidated financial statements and accompanying notes as of and for the years ended December 31, 2025 and 2024, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025;

•	Farmers Bancorp’s unaudited historical consolidated financial statements and accompanying notes as of and for the nine months ended March 31, 2026, included in this Current Report on Form 8-K/A;

•	Farmers Bancorp’s audited historical consolidated financial statements and accompanying notes as of and for the years ended June 30, 2025 and 2024, included in the Form 424(b)(3) prospectus filed with the Securities and Exchange Commission (“SEC”) by Richmond Mutual on April 15, 2026;

•	Other information pertaining to Richmond Mutual and Farmers Bancorp contained in or incorporated by reference into the Form 424(b)(3) prospectus filed with the SEC by Richmond Mutual on April 15, 2026.

RICHMOND MUTUAL AND FARMERS BANCORP
UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As of March 31, 2026

(In thousands)

	Richmond Mutual	Farmers Bancorp	Transaction Accounting Adjustments	Notes	Pro Forma
ASSETS

Cash and cash equivalents	$34,798	$71,399	$(10,848)	A	$95,349
Interest-earning time deposits	2,820	-	-		2,820
Investment securities – available for sale	245,519	203,457	-		448,976
Investment securities – held to maturity	2,353	-	-		2,353
Loans held for sale	835	260	-		1,095
Loans and leases	1,191,254	794,973	(15,899)	B	1,970,328
Less: Deferred fees, net	(392)	(1,587)	1,587	C	(392)
Less: Allowance for credit losses	(16,740)	(10,907)	(2,608)	D	(30,255)
Total loans receivable, net	1,174,122	782,479	(16,920)		1,939,681
Premises and equipment, net	13,497	18,946	-	E	32,443
Goodwill	-	-	8,189	F	8,190
Federal Home Loan Bank stock	13,907	7,143	-		21,050
Core deposit intangible (“CDI”), net	-	-	22,400	G	22,400
Other assets	31,365	41,812	1,724	H	74,901
TOTAL ASSETS	$1,519,216	$1,125,496	$4,544		$2,649,256

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits	1,106,365	919,598	(447)	I	2,025,516
Borrowings	256,000	95,283	-		351,283
Subordinated debentures, net of issuance costs	-	14,790	-		14,790
Accrued expenses and other liabilities	11,940	11,429	-		23,369
Total liabilities	1,374,305	1,041,100	(447)		2,414,958

STOCKHOLDERS’ EQUITY
Common stock	105	2,554	(2,491)	J	168
Additional paid-in capital	92,989	1	99,254	K	192,244
Retained earnings	98,644	99,246	(109,177)	L	88,713
Accumulated other comprehensive loss, net	(37,024)	(17,405)	17,405	M	(37,024)
Unearned ESOP shares	(9,803)	-	-		(9,803)
Total stockholders’ equity	144,911	84,396	4,991		234,298
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,519,216	$1,125,496	$4,544		$2,649,256

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

RICHMOND MUTUAL AND FARMERS BANCORP

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENTS OF INCOME

For the Three Months Ended March 31, 2026

(In thousands, except per share data)

	Richmond Mutual	Farmers Bancorp	Transaction Accounting Adjustments	Notes	Pro Forma
Interest income:
Loans and leases	$19,111	$12,860	$795	N	$32,766
Investment securities	1,873	1,792	-		3,665
Other	178	603	(407)	O	374
Total interest income	21,162	15,255	388		36,805
Interest expense:
Deposits	7,298	5,018	447	P	12,763
Borrowings	2,418	1,090	-		3,508
Subordinated debt	-	150	-		150
Total interest expense	9,716	6,258	447		16,421
Net interest income	11,446	8,997	(59)		20,384
Provision for credit loan losses	693	350	-		1,043
Net interest income after provision for credit losses	10,753	8,647	(59)		19,341
Noninterest income:
Service charges on deposit accounts	322	303	-		625
Card fee income	317	79	-		396
Loan and lease servicing fees	94	15	-		109
Net loss on securities	-	-	-		-
Net gain on loan and leases sales	173	144	-		317
Trust fees	360	532	-		892
Other income	32	1,010	-		1,042
Total noninterest income	1,298	2,083	-		3,381
Noninterest expense:
Salaries and employee benefits	4,564	4,515	(119)	Q	8,960
Net occupancy expense	438	561	-		999
Equipment expense	253	385	-		638
Data processing	1,192	727	-		1,919
Deposit insurance expense	285	143	-		428
Legal and professional fees	458	425	-		883
Other expense	1,513	1,023	560	R	3,096
Total noninterest expense	8,703	7,779	441		16,923
Income before income taxes	3,348	2,951	(500)		5,799
Income tax expense	562	443	(125)	S	880
Net income	$2,786	$2,508	$(375)		$4,919

Earnings per common share:
Basic	$0.29	$1.37		T	$0.31
Diluted	$0.28	$1.37		T	$0.31

Average common shares outstanding:
Basic	9,678,102	1,830,312		U	15,901,163
Diluted	9,860,105	1,830,312		U	16,083,166

RICHMOND MUTUAL AND FARMERS BANCORP

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENTS OF INCOME

For the Year Ended December 31, 2025

(In thousands, except per share data)

	Richmond Mutual	Farmers Bancorp	Transaction Accounting Adjustments	Notes	Pro Forma
Interest income:
Loans and leases	$77,383	$51,013	$3,180	N	$131,576
Investment securities	7,706	6,744	-		14,450
Other	818	1,624	(407)	O	2,035
Total interest income	85,907	59,381	(407)		148,061
Interest expense:
Deposits	31,248	18,291	135	P	49,674
Borrowings	10,813	6,284	-		17,097
Total interest expense	42,061	24,575	135		66,771
Net interest income	43,846	34,806	2,638		81,290
Provision for credit loan losses	2,153	1,320	-		3,473
Net interest income after provision for credit losses	41,693	33,486	2,638		77,817
Noninterest income:
Service charges on deposit accounts	1,266	1,169	-		2,435
Card fee income	1,317	1,763	-		3,080
Loan and lease servicing fees	681	63	-		744
Net loss on securities	(156)	-	-		(156)
Net gain on loan and leases sales	409	615	-		1,024
Trust fees	1,382	2,106	-		3,488
Other income	164	1,075	-		1,239
Total noninterest income	5,063	6,791	-		11,854
Noninterest expense:
Salaries and employee benefits	18,544	16,581	(477)	Q	34,648
Net occupancy expense	1,456	1,735	-		3,191
Equipment expense	1,001	1,166	-		2,167
Data processing	3,789	2,868	-		6,657
Deposit insurance expense	1,194	517	-		1,711
Legal and professional fees	1,840	2,068	-		3,908
Other expense	5,279	3,903	2,080	R	11,262
Total noninterest expense	33,103	28,838	1,603		63,544
Income before income taxes	13,653	11,439	1,035		26,127
Income tax expense	2,076	1,772	259	S	4,107
Net income	$11,577	$9,667	$777		$22,021

Earnings per common share:
Basic	$1.20	$5.27		T	$1.38
Diluted	$1.17	$5.27		T	$1.38

Average common shares outstanding:
Basic	9,669,682	1,842,531		U	15,934,287
Diluted	9,901,266	1,842,531		U	16,165,871

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations in accordance with GAAP. The unaudited pro forma condensed combined balance sheet as of March 31, 2026, is presented as if the merger had occurred on that date, and the unaudited pro forma condensed combined statements of income for the three months ended March 31, 2026 and for the year ended December 31, 2025, are presented as if the merger had occurred as of January 1, 2025. The merger was completed on July 1, 2026

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have been achieved had the merger occurred on the dates assumed, nor is it necessarily indicative of the future results of operations or financial position of the combined company.

The pro forma adjustments are preliminary and based on management’s estimates of the fair values of the assets acquired and liabilities assumed as of the acquisition date. These estimates are subject to change as additional information becomes available and as final valuation analyses of tangible and identifiable intangible assets and assumed liabilities are completed. Accordingly, the final fair value adjustments may differ materially from those presented herein.

Under the acquisition method of accounting, Farmers Bancorp’s identifiable assets and liabilities, including any identifiable intangible assets, will be recorded by Richmond Mutual at their respective estimated fair values as of the merger closing date. Because the merger was completed on July 1, 2026, the preliminary purchase price allocation reflected in this unaudited pro forma condensed combined financial information is based on information available as of the date of this filing and has been applied to Farmers Bancorp’s March 31, 2026 historical balance sheet for pro forma presentation purposes. These estimates are subject to adjustment and may vary from the amounts ultimately recorded upon completion of the merger. Potential adjustments may include, but are not limited to, changes in: (i) Farmers Bancorp’s balance sheet through the effective time of the merger; (ii) total merger-related expenses, if consummation and/or implementation costs differ from current estimates; (iii) the fair values of acquired assets and assumed liabilities due to changes in market conditions or additional information; and (iv) the fair value of Richmond Mutual common stock issued as merger consideration.

Certain historical amounts of Farmers Bancorp have been reclassified on a pro forma basis to conform to the presentation and accounting classifications used by Richmond Mutual. The accounting policies of Richmond Mutual and Farmers Bancorp are currently being reviewed. Upon completion of this review, additional conforming adjustments or financial statement reclassifications may be required. The pro forma information does not reflect any potential cost savings, operating synergies, or revenue enhancements that may result from the merger, nor does it reflect the costs that may be incurred to achieve such synergies.

Note 2 – Purchase Price

Each share of Farmers Bancorp common stock has been converted into the right to receive 3.40 shares of Richmond Mutual common stock. Richmond Mutual did not issue any fractional shares of stock in the merger as the value of calculated fractional shares has been paid in cash.

In total, Richmond Mutual issued approximately 6,254,286 shares of Richmond Mutual common stock in the merger, resulting in approximately 16,759,046 shares of Richmond Mutual common stock outstanding after the merger. Richmond Mutual’s June 30, 2026 stock price of $15.88 was used for this presentation to determine the fair value of the stock consideration. The total consideration transferred approximates $100.2 million.

The table below presents a preliminary calculation of estimated merger consideration:

Share consideration:	Amount
($ in thousands)
Shares of Farmers Bancorp common stock, including unvested Farmers Bancorp RSU Awards	1,839,517
Exchange ratio	3.40
Richmond Mutual common stock issuable based on exchange ratio	6,254,358
Less: Adjustment for fractional shares settled in cash	(72)
Richmond Mutual common stock issued	6,254,286
Richmond Mutual’s closing share price on June 30, 2026	$15.88
Preliminary fair value of consideration for outstanding common stock	$99,318
Cash consideration for fractional shares	$1
Cash consideration for unvested Farmers Bancorp performance share awards	$917
Preliminary fair value of estimated total consideration	$100,236

Note 3 –Purchase Price Allocation of Farmers Bancorp

At the merger effective time, Farmers Bancorp’s assets and liabilities are required to be recorded at their estimated fair values. The assumptions used to determine the relevant estimated fair value adjustments below are discussed in detail in Note 4 – Pro Forma Condensed Combined Financial Information Adjustments. For purposes of the unaudited pro forma condensed combined financial information, the preliminary purchase price allocation has been applied to Farmers Bancorp’s March 31, 2026 historical balance sheet. The fair value of the consideration transferred is based on Richmond Mutual’s closing stock price on June 30, 2026, the day immediately preceding the merger effective date. The excess of the purchase price over the fair value of the net assets acquired is goodwill.

The preliminary estimates of the consideration transferred and the assets acquired and liabilities assumed are summarized in the following table:

	At
	March 31, 2026
	(In thousands)
Pro forma purchase price of Farmers Bancorp
Fair value of Richmond Mutual common stock at $15.88(1) per share for 6,254,286 shares		$99,318
Cash payment for fractional shares and unvested Farmers Bancorp performance share awards		918
Total pro forma purchase price		$100,236

Fair value of assets acquired:
Cash	$71,399
Investment securities available for sale	203,457
Loans receivable	765,819
CDI assets	22,400
Other assets	69,625
Total assets and identifiable intangible assets acquired	$1,132,699

Fair value of liabilities assumed:
Deposits	$919,151
Borrowings	95,283
Accrued expenses and other liabilities	26,219
Total liabilities assumed	$1,040,653

Fair value of net assets and identifiable intangible assets acquired		$92,046
The excess of the purchase price over the fair value of the net assets acquired - goodwill(2)		$8,190

__________________________

(1)	Stock price is as of close of business June 30, 2026.

(2)	Goodwill is reflected as a transaction accounting adjustment int the pro forma condensed combined balance sheet.

Note 4 – Pro Forma Condensed Combined Financial Information Adjustments.

The following pro forma adjustments have been included in the unaudited pro forma condensed combined financial information. Estimated fair value adjustments are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. The following are the pro forma adjustments made to record the transaction and to adjust Farmers Bancorp’s assets and liabilities to their estimated fair values at March 31, 2026.

A. Adjustments to Cash and cash equivalents
To reflect cash payment for all unvested Farmers Bancorp performance share awards.	$917
To reflect projected cash used for merger costs. See Note 5 – Merger Costs.	9,931
Total cash and cash equivalents	$10,848

B. Adjustments to Loan and lease receivables, excluding allowance for credit losses and fees on loans and leases not yet recognized
To reflect the estimated fair value adjustment on loans and leases at merger date. The estimated fair value was determined using portfolio performance and yields compared to market.	$(15,899)

C. Adjustments to Deferred loan fees and costs
To eliminate Farmers Bancorp’s historical net deferred loan fees and costs.	$1,587

D. Adjustments to Allowance for credit losses on loans and leases
To eliminate Farmers Bancorp’s historical allowance for credit losses of $10.9 million and record the estimated allowance for credit losses on acquired loans of $13.5 million in accordance with ASC 326.	$(2,608)

E. Adjustments to Premises and equipment, net
The fair value of premises and equipment acquired has not yet been determined. Accordingly, the historical carrying value is used for purposes of this pro forma presentation.	$-

F. Adjustments to Goodwill
To record the estimated goodwill resulting from the merger.	$8,190

G. Adjustments to Intangible asset, net
To record the estimated fair value of the CDI asset identified in the merger based on currently available information.	$22,400

H. Adjustments to Other assets
To reflect the estimated tax effects of the purchase accounting adjustments and merger-related expenses, as follows:
Estimated tax effect of market value adjustments.	$(861)
Total tax effect at 20.7% of merger-related expenses adjusted for non-deductible expenses.	2,585
Total other assets	$1,724

I. Adjustment to Deposits
To reflect the estimated fair market value adjustment to deposits based on current interest rates	$(447)

J. Adjustments to Common Stock
To record the issuance of Richmond Mutual common stock as purchase price consideration and to eliminate the common stock of Farmers Bancorp.	$96,701

Issuance of Richmond Mutual common stock to Farmers Bancorp shareholders (6,254,286 shares, par value $0.01 per share).	63
Total common stock	$96,764

K. Elimination of the historical Farmers Bancorp additional paid-in capital.	$(1)

L. Adjustment to Retained Earnings
To eliminate the historical Farmers Bancorp retained earnings.	$(99,246)

To record adjustment to retained earnings for Richmond Mutual’s estimated merger costs, net of tax. Estimated merger expenses are $9.9 million, net of the tax (assuming an effective tax rate of 20.7% after adjustment for estimated non-deductible expenses of $2.2 million).	(9,931)

Total retained earnings	$(109,177)

M. Adjustment to Accumulated Other Comprehensive Income
To eliminate the historical Farmers Bancorp accumulated other comprehensive loss.	$17,405

For purposes of determining the pro forma effect of the merger on the Income Statement, the following pro forma adjustments have been made as if the acquisition occurred as of the beginning of the period presented:

Income Statements (In Thousands)
	For the Three Months Ended March 31, 2026	For the Year Ended December 31, 2025
N. Adjustments to Interest Income: Loans and leases
To recognize the estimated accretion of fair value adjustments for the acquired loan portfolio.	$795	3,180

O. Adjustments to Interest income: Other
To recognize the reduction in other cash reflected for the merger at an estimated yield of 3.75% annualized.	$(407)	(407)

P. Adjustments to Interest expense: Deposit
To recognize the reduction in interest expense for the time deposit premium amortization.	$447	135

Q. Adjustments to Noninterest expense: Salaries and employee benefit
To eliminate equity-based compensation expense.	$(119)	(477)

R. Adjustments to Noninterest expense: Other expense
To reflect estimated CDI asset amortization over ten years.	$560	2,080

S. Adjustments to provision for income taxes
To adjust the provision for income taxes to reflect an estimated effective tax rate of 25% on the pro forma income before income taxes.	$(744)	(536)

T. Earnings per common share:
Earnings per common share, basic and diluted were calculated using pro forma net income less dividends and undistributed earnings allocated to participating securities divided by the calculated pro forma basic and diluted weighted-average shares outstanding.

U. Basic and diluted average common shares outstanding
Basic and diluted weighted-average common shares outstanding were calculated by adding the shares issued by Richmond Mutual in the merger (Farmers Bancorp’s historical weighted-average common shares outstanding multiplied by the exchange ratio) to the historical average Richmond Mutual shares outstanding for the three months ended March 31, 2026 and the year ended December 31, 2025.

Note 5 – Merger Costs

Richmond Mutual anticipates completing the integration of Farmers Bancorp’s operations effective November 2026. Richmond Mutual expects to incur additional merger-related and integration costs in connection with the merger. The timing of recognition of these costs will depend on the nature of the costs and when the related services are received or obligations are incurred. Richmond Mutual has recorded merger-related and integration expenses totaling $2.1 million as of July 1, 2026. Farmers Bancorp recorded acquisition-related expenses totaling $4.5 million prior to the closing of the merger.

The table below reflects Richmond Mutual’s current estimate of the aggregate merger costs of $12.5 million, or $9.9 million net of $2.6 million of income tax benefit, computed using an estimated effective tax rate of 20.7%, after consideration of estimated nondeductible expenses of $2.2 million, expected to be incurred in connection with the merger, which are included in the pro forma financial information. While a portion of these costs may be required to be recognized over time, the current estimate of these costs, primarily comprised of anticipated cash charges, include the following:

At March 31, 2026
(In thousands)
Professional fees	$3,850
Change of control payments	1,831
Vesting of restricted stock grants	-
Severance and retention plan	800
Data processing, termination and conversion	4,725
Other expenses	1,310
Pre-tax merger costs	12,516
Income tax benefit ((assuming an effective tax rate of 20.7% after adjustment for estimated non-deductible expenses of $2.2 million)	2,585
Net merger costs	$9,931

Richmond Mutual’s current estimate of aggregate merger-related costs is subject to significant uncertainty. While this estimate reflects management’s current expectations regarding the nature and amount of costs expected to be incurred in connection with the merger, the ultimate amount and timing of recognition of such costs will depend on the nature of the costs incurred and the timing of the related activities. The actual costs incurred could differ materially from the current estimate based on the timing and scope of integration activities and other developments following the merger.